EXHIBIT 10.18

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AMENDED AND RESTATED

RBS AMERICAS

DEFERRED COMPENSATION PLAN

Plan Effective Date: January 1, 2009

Amended and Restated on August 30, 2013

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(i)

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4.3	Investment Credit	8
4.4	Determination of Accounts	8
4.5	Vesting of Accounts	8
4.6	Statement of Accounts	8
4.7	Participant Selection of Investment Indices	8

ARTICLE V - DISTRIBUTION OF BENEFITS		9
5.1	Retirement Benefit	9
5.2	Termination Benefit	9
5.3	Death Benefit	9
5.4	Hardship Distributions	9
5.5	Form of Benefit Payment	9
5.6	Special Rule for Specified Employees	10
5.7	Small Account(s)	10
5.8	Withholding; Payroll Taxes	11
5.9	Payment to Guardian	11

ARTICLE VI - BENEFICIARY DESIGNATION		11
6.1	Beneficiary Designation	11
6.2	Changing Beneficiary	11
6.3	Spousal Consent	11
6.4	No Beneficiary Designation	12
6.5	Effect of Payment	12

ARTICLE VII - ADMINISTRATION		12
7.1	Appointment of Committee	12
7.2	Duties	13
7.3	Agents	13
7.4	Binding Effect of Decisions	13
7.5	Indemnity of Committee	13

ARTICLE VIII - CLAIMS PROCEDURES		13
8.1	Claims Procedures	13
8.2	Limitation on Legal Action	15

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN		16
9.1	Amendment	16
9.2	Employer’s Right to Terminate	16
9.3	Termination in Connection with Sale	16

ARTICLE X - MISCELLANEOUS		16
10.1	Unfunded Plan	16
10.2	Company and Employer Obligations	17
10.3	Unsecured General Creditor	17
10.4	Trust Fund	17
10.5	Non-assignability	17
10.6	Not a Contract of Employment	18

(ii)

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10.7	Terms	18
10.8	Captions	18
10.9	Governing Law	18
10.10	Validity	18
10.11	Notice	18
10.12	Successors	18
10.13	Electronic Delivery	19

(iii)

RBS AMERICAS

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

The purpose of this Deferred Compensation Plan (the “Plan”) is to provide current tax planning opportunities, as well as supplemental funds for retirement or death for selected employees of RBS Citizens Financial Group, Inc. (the “Company”) and its affiliates. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan took effect on January 1, 2009, and was amended and restated on August 30, 2013. This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE II - DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Account

“Account” means the bookkeeping accounts maintained by the Employer in accordance with Article IV to track deferral of Eligible Compensation and Investment Credit thereon for each Participant. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind. Each Account may have two sub-accounts: a Retirement Account and an In-Service Account. A Participant may have up to five In-Service Accounts, each with its own benefit commencement date.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.3	Board

“Board” means the Board of Directors of the Company.

2.4	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.5	Committee

“Committee” means the Committee appointed by the Board pursuant to the provisions of Section 7.1.

2.6	Company

“Company” means RBS Citizens Financial Group, Inc., a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

2.7	Deferral Commitment

“Deferral Commitment” means one or more of the commitments made by a Participant pursuant to Article III and for which a Participation Agreement has been submitted by the Participant to the Plan record keeper.

2.8	Determination Date

“Determination Date” means each day the New York Stock Exchange is open for business.

2.9	Disability

A Participant is considered to have incurred a Disability if he or she is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

2.10	Elective Deferred Compensation

“Elective Deferred Compensation” means the amount of Eligible Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.11	Eligible Compensation

“Eligible Compensation” means the amount of a Participant’s Total Compensation that is attributable to base salary and annual bonuses. For the avoidance of doubt, the term “annual bonus” includes only unrestricted cash bonuses.

2.12	Employee

“Employee” means any common law employee of an Employer, other than an individual who is paid primarily on commissions.

2.13	Employer

“Employer” means the Company and all RBSG subsidiaries with operations in the U.S.

2.14	Financial Hardship

“Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

2.15	401(k) Plan

“401(k) Plan” means the RBS Americas Retirement Savings Plan.

2.16	In-Service Account

“In-Service Account” means any one of up to five separate sub-accounts under a Participant’s Account, with distributions to be made, or commenced to be made, in January of a year selected by the Participant in his or her applicable Participation Agreement unless there is an earlier distribution on account of Disability or a Separation from Service before Retirement pursuant to Section 5.2.

2.17	Investment Credit

“Investment Credit” means the hypothetical appreciation or depreciation in the net asset value, and the reinvestment of cash distributions, of the investment index or indices selected by the Participant in accordance with Section 4.7.

2.18	Newly Eligible Participant

“Newly Eligible Participant” shall be an eligible Employee who is not, and has not been, eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A of the Code and the guidance issued thereunder. A Newly Eligible Participant shall only be eligible to participate in the plan on receiving notification from the Plan record keeper under Section 3.3 that he or she is eligible to participate in the Plan.

2.19	Participant

“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.20	Participation Agreement

“Participation Agreement” means the agreement submitted by a Participant to the Plan record keeper prior to the beginning of the Deferral Period in which he or she made a Deferral Commitment. There shall be a separate Participation Agreement for each Deferral Commitment.

2.21	Plan Year

“Plan Year” means a calendar year.

2.22	RBSG

“RBSG” is The Royal Bank of Scotland Group plc.

2.23	Retirement

“Retirement” means Separation from Service on or after the Participant’s Retirement Date.

2.24	Retirement Account

“Retirement Account” means a sub-account under a Participant’s Account from which distributions are to be made following a Participant’s Separation from Service, death or Disability.

2.25	Retirement Date

“Retirement Date” means the date on which the Participant actually Separates from Service following the attainment of age 55 and completion of five (5) Years of Vesting Service (for this purpose “Years of Vesting Service” shall be as defined in the 401(k) Plan).

2.26	Separation from Service or Separates from Service.

“Separation from Service” or “Separates from Service” occurs when the Employer and the Participant reasonably anticipate that no further services would be performed by the Participant for the Employer or any affiliates of the Employer after a certain date, that the level of bona fide services the Participant would perform for the Employer after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Employer over the immediately preceding 36-month period (or period of employment, if less than 36 months). For purposes hereof, an Employer includes any other entity that is part of a controlled group that includes an Employer as defined in Section 414(b) or (c) of the Code, except that in applying Section 1563(a)(1), (2) and (3) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent.” A transfer from one RBSG affiliate to another is not considered a Separation from Service.

2.27	Total Compensation

“Total Compensation” means the entire amount of compensation paid to a Participant by the Employer through a U.S. payroll; provided, however, that the term shall not include:

(a) any amount attributable to the Participant’s receipt of stock appreciation rights, phantom stock awards, restricted stock, restricted stock units, other stock-based compensation and the amount of any gain to the Participant upon the exercise of a stock option;

(b) any amount attributable to the Participant’s receipt of non-cash remuneration which is included in the Participant’s income for federal income tax purposes;

(c) any amount attributable to the Participant’s receipt of sign-on bonuses and long-term incentives;

(d) any amount attributable to the Participant’s receipt of relocation expenses paid to the Participant during the Plan Year; or

(e) any amount attributable to compensation of any type, including bonus or incentive compensation payments, paid on or after the Participant’s Separation from Service.

Total Compensation shall also include elective contributions. For this purpose elective contributions are elective deferrals (as defined in Section 402(g)(3) of the Code) and amounts contributed or deferred by the Employer at the election of the Participant which are not includible in the gross income of the Participant by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b), 414(h)(2) and 457 of the Code.

(a) Amounts under Section 125 of the Code include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage.

(b) An amount will be treated as an amount under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

Notwithstanding anything in the foregoing to the contrary, Total Compensation shall include the dollar value of the initial deferred award granted under the Royal Bank of Scotland Group plc Deferral Plan.

ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS

3.1	Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan each Plan Year shall be determined in accordance with the following provisions:

(i) An Employee is eligible to participate in the Plan in the immediately following Plan Year if his or her Total Compensation paid in the 12-month period beginning September 1 of the previous Plan Year through August 31 of the current Plan Year is equal to or exceeds the Code Section 401(a)(17) limit for the then-current Plan Year.

(ii) Notwithstanding the provisions of Section 3(a)(i), an Employee who is hired after September 1, 2007 and on or before December 31, 2008 is eligible to participate in the Plan in the 2009 Plan Year if his or her base salary is at least $175,000.

(iii) Notwithstanding the provisions of Section 3(a)(i), an Employee who is newly hired and therefore qualifies as a Newly Eligible Participant is eligible to participate in the Plan Year in which he or she is first hired, subject to the provisions of Section 3.3, and in the immediately following Plan Year if his or her base salary is equal to or exceeds the Code Section 401(a)(17) limit for the then-current Plan Year.

(iv) Notwithstanding the provisions of Section 3(a)(i), a rehired Employee who previously participated in the Plan is eligible to participate in the Plan in the Plan Year immediately following his or her re-hire date if his or her base salary is equal to or exceeds the Code Section 401(a)(l7) limit for the then-current Plan Year.

(v) Notwithstanding the provisions of Section 3(a)(i), any Employee who was a participant in the Citizens Financial Group, Inc. Deferred Compensation Plan on December 31, 2008 and made deferrals in 2008 shall remain eligible to participate in this Plan for all Plan Years; provided that if such Employee ceases to participate in the Plan at any time, he or she shall not be able to re-enroll in the Plan in a future Plan Year unless he or she meets the requirements of either Section 3(a)(i) or (iv).

(b) Participation. An eligible Employee may elect to participate in the Plan each Plan Year by making an election in the form and format approved by the Committee no later than 15 days prior to the beginning of the Plan Year in accordance to the rules set forth in Section 3.2. On the initial Participation Agreement, an eligible Employee must elect the timing and form of distribution from his or her Retirement Account and his or her In-Service Account, if any. On each subsequent Participation Agreement, the Participant may establish additional In-Service Accounts, until the maximum of 5 such In-Service Accounts in the aggregate have been established and shall allocate the amount of Deferral Commitment to be allocated to each sub-account No changes may be made to the timing and form of distribution except pursuant to the provisions of Section 5.5(e). A Participant who Separates from Service and is subsequently rehired and becomes again eligible to participate in the Plan shall complete another initial Participation Agreement and elect the time and form of distribution with respect to Elective Deferred Compensation made after his or her re-hire date.

3.2	Form of Deferral; Minimum Deferral

A Participant may elect in the Participation Agreement any of the following Deferral Commitments:

(a) Salary Deferral Commitment. A Participant may elect to defer from 1 percent to 80 percent of his or her base salary. The Deferral Commitment for base salary shall be delivered to the Plan record keeper prior to the beginning of the Plan Year and shall apply only to base salary for services to be performed in the next succeeding Plan Year.

(b) Annual Bonus Deferral Commitment. A Participant may elect to defer from 1 percent to 80 percent of his or her annual bonus to be paid by the Employer. The Deferral Commitment for annual bonus shall be delivered to the Plan record keeper prior to the beginning of the Plan Year and shall apply only to annual bonuses payable for services to be performed in the next succeeding Plan Year.

3.3	Deferral Commitment by a Newly Eligible Participant

The initial Deferral Commitment of a Newly Eligible Participant shall be made by the Participant and delivered to the Committee not later than 30 days after the Employee is advised by the Plan record keeper that he or she is eligible to participate in the Plan; provided that the Deferral Commitment for this first Plan Year shall apply only to base salary paid for services to be performed subsequent to the election.

3.4	Limitation on Deferral

A Participant may defer up to 80 percent of the Participant’s Eligible Compensation. However, the Committee may impose another maximum deferral amount under Section 3.2 from time to time by giving written notice to all Participants, provided, however, that no such changes may affect a Deferral Commitment made prior to the Committee’s action.

3.5	Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, upon a finding that the Participant has suffered a Financial Hardship. If a Participant ceases receiving Eligible Compensation during a Deferral Period due to Disability, the Deferral Commitment shall cease at that time. If the Participant has made a hardship withdrawal from the 401(k) Plan, his or her Deferral Commitment must be suspended for six (6) months from the date of such hardship withdrawal.

3.6	Participant Becoming Ineligible

If a Participant ceases to be eligible to participate in the Plan because of a decrease in Total Compensation, no future Deferral Commitments may be made by such Participant but such Participant shall continue to have the rights provided in Section 4.7.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1	Accounts

For recordkeeping purposes only, an Account shall be maintained for each Participant. Each Account may have two sub-accounts: a Retirement Account and an In-Service Account. A Participant may have up to five In-Service Accounts.

4.2	Elective Deferred Compensation

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as the corresponding non-deferred portion of the Eligible Compensation becomes or would have become payable.

4.3	Investment Credit

Accounts shall be credited with the investment appreciation or depreciation specified in Section 4.7.

4.4	Determination of Accounts

Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited since the last Determination Date plus or minus the appropriate Investment Credit, minus the amount of any withdrawals or distributions made since the last Determination Date.

4.5	Vesting of Accounts

Each Participant shall be 100 percent vested at all times in the amount of Compensation elected to be deferred under this Plan and Investment Credit thereon.

4.6	Statement of Accounts

The Committee or record keeper normally shall submit to each Participant, within 90 days after the close of each calendar year and at such other time as determined by the Committee or record keeper, a statement setting forth the balance to the credit of each Account maintained for a Participant.

4.7	Participant Selection of Investment Indices

Each Participant shall specify, in the manner prescribed by the Committee, the allocation of his or her Account among investment indices available under the Plan. The Participant’s selection of an investment index will have no bearing on the actual investment or segregation of Company assets, but will be used as the basis for making adjustments to the Participant’s Accounts as described in Section 4.4. A Participant can change his or her investment index or indices at such time, and in such manner, as determined by the Committee. The Committee may change the investment indices available to Participants at any time in its absolute discretion. If a Participant does not select any investment index, his or her Account will be allocated to a default investment index selected by the Committee from time to time.

ARTICLE V - DISTRIBUTION OF BENEFITS

5.1	Retirement Benefit

If a Participant Separates from Service by reason of Retirement, the Employer shall distribute the Participant’s Account to him or her at the time and in the form selected by the Participant. If no selection has been made by the Participant, the payment shall be made in a lump sum within 90 days of the Participant’s Retirement.

5.2	Termination Benefit

If a Participant Separates from Service for any reason other than those provided for in Section 5.1 or 5.3 or incurs a Disability, the Employer shall distribute the Participant’s Account to him or her in a lump sum within 90 days of the Participant’s Separation from Service or Disability.

5.3	Death Benefit

Upon the death of a Participant, the Employer shall distribute the Participant’s Account to his or her Beneficiary in a lump sum within 90 days of the Participant’s death.

5.4	Hardship Distributions

Upon a finding that a Participant has suffered a Financial Hardship, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s requirements during the Financial Hardship, which may include amounts necessary to pay any federal or state income taxes reasonably anticipated to result from such distribution.

5.5	Form of Benefit Payment

(a) Payment of each of the Participant’s vested sub-accounts to a Participant who Separates from Service by reason of Retirement shall be made in the form selected by the Participant in his or her initial Participation Agreement from among the following alternatives:

(i) Lump-sum payment.

(ii) Lump-sum payment with deferred payout of up to five (5) years (Retirement Account only).

(iii) Substantially equal annual installments of the sub-account amortized over a period not to exceed ten (10) years.

(b) Benefits from the Participant’s Retirement Account shall commence within 90 days after the Participant’s Separation from Service; provided, however, if the Participant has elected a lump sum payment with a deferred payout date, benefits shall commence on the deferred payout date. Notwithstanding the foregoing, if the Participant’s Separation from Service is not on account of Retirement, the Participant’s Retirement Account will be paid out in a lump sum pursuant to Section 5.2.

(c) Benefits from each of the Participant’s In-Service Accounts shall be paid in a lump sum or in annual installments as specified by the Participant in his or her applicable Participation Agreements and shall commence in January of a year specified by the Participant in his or her applicable Participation Agreement. Notwithstanding the foregoing, if the Participant’s Separation from Service is not on account of Retirement, the Participant’s In-Service Account will be paid out in a lump sum pursuant to Section 5.2.

(d) If benefits are being paid in annual installments, subsequent distributions will occur in each subsequent January.

(e) A Participant may modify the form or timing of benefit payment from his or her Account so long as such modification is made at least 12 months prior to the original payment date, the new payment date is at least five (5) years from the original payment date and the modification does not take effect for at least 12 months after the modification date.

5.6	Special Rule for Specified Employees

Notwithstanding the foregoing provisions of this Article V, in the case of a Participant who is considered a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, payment from the Participant’s Account shall not occur until at least six (6) months after the Participant’s Separation from Service. Any distribution that would otherwise have been made in the first six (6) months of the Participant’s Separation from Service but for the provisions of the preceding sentence shall be made in the seventh month after the Participant’s Separation from Service.

5.7	Small Account(s)

Notwithstanding Section 5.5, if a Participant’s Account is less than twenty-five thousand dollars ($25,000), the Committee shall pay the Participant in a lump sum within 90 days of the Participant’s Separation from Service.

5.8	Withholding; Payroll Taxes

The Employer or the trustee of any trust established pursuant to Section 10.4 shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal or state law.

5.9	Payment to Guardian

If a Participant’s Account is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such Account to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Participant’s Account. Such distribution shall completely discharge the Employer and the Committee from all liability with respect to such benefit.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1	Beneficiary Designation

Subject to Section 6.3, each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be made in a manner prescribed by the Committee and shall be effective only when filed with the Plan record keeper during the Participant’s lifetime.

6.2	Changing Beneficiary

Subject to Section 6.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Plan record keeper. The filing of a new designation shall cancel all designations previously filed.

6.3	Spousal Consent

(a) Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

(b) A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.3(a) by the filing of a new designation with the Plan record keeper.

(c) If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(i) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.3(a).

(ii) If the Participant is unmarried at the time of death but was married when the designation was made:

(A) The designation shall be void if the spouse was named as Beneficiary unless Participant had submitted a change of beneficiary listing the former spouse as the beneficiary.

(B) The designation shall remain valid if a non-spouse Beneficiary was named.

(iii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.4	No Beneficiary Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

(a) the surviving spouse;

(b) the Participant’s children in equal amounts, except that if any of the children predeceases the Participant but leaves issue surviving, then such, issue shall take by right of representation the share the parent would have taken if living;

(c) the Participant’s estate.

6.5	Effect of Payment

The payment to the deemed Beneficiary shall completely discharge the Employer’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1	Appointment of Committee

The Committee shall consist of such number of members as the Board shall determine from time to time. Such members shall be appointed by and serve at the pleasure of the Board. Any Employee member of the Committee shall not be precluded from participating in this Plan, but shall not be permitted to make any decision or take any action with respect to his or her own participation in the Plan. Any member of the Committee may resign at any time by providing the Board with written notice of his or her intent to resign. The Board may remove any member of the Committee at any time by providing such member written notification of his or her removal. If a member of the Committee ceases to be an Employee, his or her membership on the Committee shall immediately terminate.

7.2	Duties

The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

7.3	Agents

The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.4	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5	Indemnity of Committee

The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURES

8.1	Claims Procedures

(a) If a Participant, beneficiary or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a claim for such benefit with the Committee. The Committee shall render its decision on the claim within 90 days (45 days for claims made due to Total and Permanent Disability) after its receipt of the claim.

If special circumstances apply, the 90-day period (or 45-day period in the case of Disability) may be extended by an additional 90 days (30 days in the case of Disability, with an additional 30-day extension if needed), provided that written notice of the extension is provided to the Claimant during the applicable period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim. In addition for claims due to Disability, the notice of extension shall also describe the standards for benefit entitlement, unresolved issues and additional information needed to resolve such issues.

The Participant will have 45 days to provide such information and the period for making the benefit determination shall be tolled until the end of such 45-day period or until the information is provided by the Participant, whichever occurs first.

(b) If the Committee wholly or partially denies the claim, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures;

(v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Committee and the Committee fully or partially denies the claim; and

(vi) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request

(c) A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days (180 days for claims made due to Disability) after receipt of the notice of the denial from the Committee. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Committee may establish. If a Claimant fails to file an appeal within such period, he or she shall have no further right to appeal.

(d) A decision on the appeal by the Committee shall include a review by the Committee that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Committee shall render its decision on the appeal not later than 60 days (45 days for claims due to Disability) after the receipt by the Committee of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days (and the 45-day period may be extended by an additional 45 days), provided that written notice of the extension is provided to the Claimant during the initial period and such notice indicates the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the claim on appeal.

If the Committee wholly or partly denies the claim on appeal, the Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA;

(v) solely with respect to claims made due to Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request; and

(vi) solely with respect to claims made due to Disability, the statement required by Department of Labor Regulations 2560-503-l(j)(5)(iii).

The claims procedures described above shall be administered in accordance with Section 503 of ERISA and regulations promulgated thereunder. Any written notice required to be given to the Claimant may, at the option of the Committee and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

(e) The Claimant’s failure to exhaust the Plan’s claims review procedures in a timely manner shall result in his or her loss and waiver of the right to file any legal action to receive Plan benefits.

8.2	Limitation on Legal Action

The Claimant must file any legal action to receive Plan benefits within one year from the dale a final determination on the Claimant’s claim is made under the Plan or should have been made in accordance with the Plan’s claims review procedures. The Claimant’s failure to file any legal action to receive Plan benefits within this time limit results in the loss and waiver of his or her right to do so.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of amendment in any Account maintained under the Plan. The Board has delegated its amendment powers to the Committee.

9.2	Employer’s Right to Terminate

The Board reserves the right to terminate the Plan, in whole or in part, for any reason.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments after the end of the Plan Year in which the Board action occurs. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments after the end of the Plan Year in which the Board action occurs. The Employer may accelerate payment of the Participant’s Account only to the extent permitted under Section 409A of the Code and the regulations promulgated thereunder.

9.3	Termination in Connection with Sale

In the event an Employer ceases to be a member of the RBSG controlled group as a result of the sale of stock of such Employer by RBSG (or a subsidiary thereof), the Employees of such Employer may no longer defer any compensation under the Plan, and the Employer, by action of its governing board, may elect to terminate its participation in the Plan and to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder, terminate the Plan with respect to its Employees within the 30 days preceding or the 12 months following such sale and provide a full distribution of the account balances of its Employees under the Plan within 12 months of the date the Employer irrevocably takes all necessary action to terminate the Plan with respect to its Employees.

ARTICLE X - MISCELLANEOUS

10.1	Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees”

within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of such termination, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s vested Account balance shall be distributed to such Participant in accordance with the provisions of Article V, notwithstanding the provisions of Section 9.2.

10.2	Company and Employer Obligations

The obligation to make benefit payments to any Participant under the Plan shall be a joint and several liability of the Company and the Employer that employed the Participant. Such Company obligation may not be transferred to a successor Company without the express written consent of the Participant to whom the obligation is owed.

10.3	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Any and all of the Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.4	Trust Fund

The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

10.5	Non-assignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, payments may be made under the Plan to an individual other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

10.6	Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him or her at any time.

10.7	Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Rhode Island.

10.10	Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11	Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12	Successors

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

10.13	Electronic Delivery

Any agreement, notice, statement or other information required to be provided in writing under the Plan may be provided electronically, unless the Committee or record keeper determines otherwise.

RBS CITIZENS FINANCIAL GROUP, INC.

By:

Title:	SVP, Benefits

Dated:	September 13, 2013